As filed with the Securities and Exchange Commission on March 17, 1997.


                                         Registration Statement No. 333-________
================================================================================

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                         FORM S-3 REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                 ---------------
                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
             (Exact Name of Registrant as specified in its charter)

                Delaware                                    93-0945003
      (State or other jurisdiction                      (I.R.S. Employer's
   of incorporation or organization)                  Identification Number)
                                     ---------------

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                             655 East Medical Drive
                       Bountiful, UT 84010 (801) 298-3360
   (Address, including zip code and telephone number, including area code, of
                    Registrant's principal executive office)
                                -----------------

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                         77 West Second South, Suite 400
                     Salt Lake City, UT 84101 (801) 521-7900
(Name, address,  including zip code,  and telephone number, including area code, of agent for service)
                                 ---------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                                           CALCULATION OF REGISTRATION FEE
------------------------- ----------------------- ----------------------- ----------------------- ----------------------

                                                         Proposed                Proposed
 Title of Each Class of           Amount                 Maximum                 Maximum                Amount of
    Securities to be              to be               Offering Price            Aggregate             Registration
       Registered               Registered             Per Share(1)         Offering Price(1)              Fee
------------------------- ----------------------- ----------------------- ----------------------- ----------------------
------------------------- ----------------------- ----------------------- ----------------------- ======================

Common Stock(2)               5,959,603                $2.98 (3)               $17,759,617              $5,381.70
Common Stock(4)               5,845,250                $2.98 (3)               $17,418,845              $5,278.44
Total                                                                                                  $10,660.14
------------------------- ----------------------- ----------------------- ----------------------- ======================

(1)  Estimated solely for the purpose of determining the registration fee.
(2) Outstanding shares of Common Stock offered for sale from time to time by Selling Security holders.
(3) Represents the average of the bid and asked prices of the Common Stock on the NASDAQ Small Cap Market on March 11, 1997. Fees were calculated under Rule 457(c) under the Securities Act of 1933.
(4) Issuable by the Registrant from time to time upon the exercise of outstanding warrants and stock options.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

================================================================================

================================================================================

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                              CROSS-REFERENCE SHEET



               Item Number of Caption                                  Location or Heading in Prospectus
1.   Forepart of Registration Statement and Outside
     Front Cover of Prospectus..................      Outside Front Page of Registration Statement and Outside Front
                                                      Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus.................................      Inside Front and Outside Back Cover Page of Prospectus

3.   Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges..................      Prospectus Summary and Risk Factors

4.   Use of Proceeds............................      Use of Proceeds

5.   Determination of Offering Price............      Not Applicable

6.   Dilution...................................      Not Applicable

7.   Selling Security Holders...................      Principal and Selling Securityholders

8.   Plan of Distribution.......................      Plan of Distribution

9.   Description of Securities to be
     Registered.................................      Not Applicable

10.  Interest of Named Experts and Counsel......      Not Applicable

11.  Material Changes...........................      Material Changes

12.  Incorporation of Certain Information by
     Reference..................................      Incorporation of Certain Documents by Reference

13.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................      Not Applicable

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior an to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification

                  SUBJECT TO COMPLETION, DATED MARCH 17, 1997.

PRELIMINARY PROSPECTUS
                        11,804,853 Shares of Common Stock
                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

     This prospectus relates to (1) the offer and sale from time to time of up to 5,959,603 shares of common stock, $.02 par value ("Common Stock"), of Specialized Health Products International, Inc. (the "Company") by certain stockholders of the Company named herein (the "Selling Stockholders"); (2) the offer and sale from time to time by the warrantholders named herein of up to 4,401,250 shares of Common Stock (the "Warrant Stock") issuable to such warrantholders upon exercise of the Series A Warrants and Series B Warrants (collectively, the"Warrants") during the term of the Warrants; and (3) the offer and sale from time to time by the stock option holders named herein (the "Selling Option Holders") of up to 1,444,000 shares of Common Stock (the "Option Stock") issuable to such stock option holders upon exercise of the stock options (collectively, the "Stock Options") during the term of the Stock Options. The Common Stock, Warrant Stock and Option Stock are referred to collectively as the "Securities." The Selling Stockholders, selling Warrant Stockholders and Selling Option Holders named herein are referred to collectively as the "Selling
Securityholders." See "Principal and Selling Securityholders." With the exception of 319,190 shares of Option Stock offered hereby, the Securities being registered pursuant to this Offering were registered for resale in a Form S-1 registration statement that was declared effective by the Securities and Exchange Commission on July 19, 1996.

     The Common Stock is quoted on the NASD Automated Quotation ("Nasdaq") Small-Cap Market under the trading symbol "SHPI." On March 10, 1997, the closing price of the Common Stock, as reported by Nasdaq was $3.06 per share.
                                 ---------------

     The Securities offered hereby involve a high degree of risk. See "Risk Factors" on page 4 of the Prospectus.
                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

     The  Common  Stock  offered  hereby may be sold from time to time on Nasdaq through brokers, dealers, underwriters or agents, and also in privately-negotiated sales by the Selling Securityholders named herein, on terms to be determined at the times of such sales. See "Principal and Selling Securityholders." The Company is registering the Common Stock pursuant to the Company's obligations under certain registration rights agreements, but the registration of the Securities does not necessarily mean that any of the Securities will be offered or sold by the Selling Securityholders hereunder. To the extent required, the specific Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any broker, dealer, underwriter or agent, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement to which this Prospectus is a part. See "Plan of Distribution."

     The Selling Securityholders and any dealers or agents that participate in the distribution of the Securities offered hereby may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of the Securities offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders hereunder, but the Company has agreed to bear certain expenses of registration of such Securities under federal and state securities laws. The Company will receive up to $14,935,664 in proceeds when and if the Warrants and Stock Options are exercised.
                                 ---------------
                  The date of this Prospectus is March 17, 1997

                              AVAILABLE INFORMATION

     The Company, with principal executive offices at 655 East Medical Drive, Bountiful, Utah 84010, telephone number (801) 298-3360, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and the Commission's web site located at http://www.sec.gov.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement under the Securities Act of 1933, as amended, with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the
Registration  Statement  as  permitted  by  the  rule  and  regulations  of  the
Commission. For further information, reference is hereby made to the Registration Statement, including the schedules and exhibits filed as a part thereof, which may be obtained from the Commission upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and the Company's Current Reports on Form 8-K dated August 26, 1996 and October 14, 1996, each of which has been filed by the Company with the Commission, are incorporated herein by reference.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such documents not specifically described above. Requests for such documents should be directed to Specialized Health Products International, medical Inc., 655 East Medical Drive, Bountiful, Utah 84010, Attention: Investor Relations (Telephone Number (801) 298-3360).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean Specialized Health Products International, Inc., and its subsidiaries on a consolidated basis and, where the context so requires, shall include its predecessors.

                                   THE COMPANY

     The Company is engaged principally in the development of cost-effective, disposable, proprietary healthcare products and systems designed to reduce the spread of disease and the incidence of accidental injury in the healthcare industry. At present, the Company is focusing its resources and activities principally on the design and development of new products designed to minimize the risk of the spread of HIV/AIDS, hepatitis B and other blood-borne diseases through accidental needlesticks, the development of other medical products and the marketing of its current products used for the disposal of contaminated "sharps". The Company intends to principally use third parties to manufacture, market and distribute its products.

     The Company is a Delaware corporation with its principal executive offices at 655 East Medical Drive, Bountiful, UT 84010. Its telephone number is (801) 298-3360.

                                  THE OFFERING

     The principal terms of the Securities offered hereunder are summarized below. The Selling Securityholders will receive all the proceeds from the sale of the Common Stock.


Common Stock:

Securities  Offered..............................11,804,853   shares  of  Common
                                                 Stock,   including    5,959,603
                                                 shares  of  outstanding  Common
                                                 Stock  which  may  be  sold  by
                                                 Selling Securityholders, up  to
                                                 4,401,250   shares   of  Common
                                                 Stock  which may be sold by the
                                                 holders of outstanding Warrants
                                                 following   exercise   of  such
                                                 Warrants,  and up to  1,444,000
                                                 shares  of Common  Stock  which
                                                 may be  sold by the  holder  of
                                                 the  outstanding  stock options
                                                 following  the exercise of such
                                                 stock options.

Rights of Common Stock ..........................The  shares  of  Common   Stock
                                                 share equally  in all rights of
                                                 the  Common  Stock,  including,
                                                 without   limitation,  dividend
                                                 and voting rights.

Quotation .......................................The  Common  Stock is quoted on the Nasdaq Small-Cap Market.

Trading Symbol .................................."SHPI"

                                  RISK FACTORS

     An investment in the Securities of the Company is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. The following factors should be considered carefully by potential purchasers in evaluating an investment in the Common Stock of the Company offered hereby.

     History of Losses/Uncertain Profitability. At December 31, 1996, the Company had an accumulated deficit of approximately $7,946,856. The Company has only limited sales of its SafetyCradle(R) sharps containers which was the only product marketed through December 31, 1996. The Company's products are in various stages of production, pre-production, development and research. The Company's only commercialized products are its SafetyCradle(R) sharps containers and the ExtreSafe(TM) Lancet Strip. There is no assurance the products will ever be commercially viable and no assurance can be given that the Company will ever have sufficient sales or a sufficient customer base to become profitable. In addition, the business prospects of the Company will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which may be unforeseen and beyond the Company's control.

     Need for Additional Funds. The Company believes that its current cash reserves, together with operating revenues and existing financing commitments, will be sufficient to support its operations for the next several months. The Company is in the process of attempting to raise approximately $2.25 million from certain of its current shareholders and other accredited investors in a private placement (the "Private Placement"). See "Material Changes." The Company believes that if it successfully raises $2.25 million in the Private Placement, the proceeds of the offering will be sufficient to support operations during the next year. However, the Company's need for capital during the next year or more will vary based upon a number of factors, including the rate at which demand for products expands, the level of sales and marketing activities for the Safety Cradle(R) sharps container and ExtreSafe(TM) Lancet Strip products, and the level of effort needed to develop and commercialize the Safety Cradle(R), and ExtreSafeO medical needle withdrawal technology, intravenous flow gauge and blood collection devices. Moreover, the Company's business plans may change or unforeseen events may occur which require the Company to raise additional funds. If additional funds are not successfully raised in the Private Placement the lack of additional funds will likely have a material adverse effect on the Company.

     Market Overhang. At commencement of this Offering, there will be (a) 8,744,153 shares of Common Stock outstanding (8,456,153 shares of which may be sold pursuant to a current registration statement or an exemption from registration), and (b) Warrants and Option Stock exercisable for 5,845,250 shares of Common Stock (all of said shares of Common Stock underlying said Warrants and Stock Options may be sold pursuant to a current registration statement). Thus, upon completion of this Offering, assuming that all of the Warrants and Option Stock are exercised, there will be 14,481,403 shares of Common Stock outstanding, of which 14,193,403 shares will be registered or effectively free trading. The sale of a substantial part of these securities could adversely affect the market price of the Common Stock, which may hinder any future efforts of the Company to raise capital.
See "Principal and Selling Securityholders."

     Dependence on Single Manufacturer. The Company's SafetyCradle(R) sharps containers and ExtreSafe(TM) Lancet Strip are the only products available for sale. Each of said products is produced by a single manufacturer. If one of the Company's manufacturers fails to perform its obligations in a timely and satisfactory manner or if there is a change in the Company's manufacturers, it could have a material adverse effect on the Company. There can be no assurance that the Company would be successful in replacing its current manufacturers on terms favorable to the Company. Likewise, there can be no assurance that the Company will be successful in finding additional manufacturers to manufacture its products on terms favorable to it, should product demand increase. The Company, however, owns the molds and automated equipment which can be moved to different manufactures.

     Dependence On Single Distributor for Sharps Containers. The Company has entered into an exclusive distribution agreement (the "Agreement") with Becton, Dickinson and Company ("BD") relating to the Company's Safety Cradle(R) sharps container products (the "Products"). The Agreement presents certain risks to the Company, including: (i) reliance for sale of the Products on BD, and therefore reliance on BD's marketing ability, marketing plans and credit-worthiness; (ii) if the Products are marketed under BD's label, goodwill associated with the Products may inure to the benefit of BD rather than the Company; (iii) the

Company has only limited protection from changes in manufacturing costs (other than raw materials costs) during the initial term of the Agreement; and (iv) if the Company is reliant on BD for all or substantially all of its sales, the Company may be restricted in its ability to effectively negotiate with BD for renewal of the Agreement.

     In addition, the Company will be dependent on third parties for the distribution of its ExtreSafe(TM) Lancet Strip and follow-on products.

     Negative Pricing Pressures on the Company's Safety Products. Pricing for the Company's products may be higher than for their conventional counterparts which are not designed to provide the protection afforded by the Company's products. Continuing pressure from third party payors to reduce costs in the health care industry as well as increasing competition from other protective products could affect the Company's ability to sell its products at premium prices. Reductions in selling prices could adversely affect operating margins if the Company cannot achieve corresponding reductions in manufacturing costs. However, compared to the pricing of competitive safety products the pricing of the Company's products is competitive.

     Price Fluctuations of Resins. The Company uses polypropylene and other resins in the manufacture of its products. Prices are subject to fluctuations caused in part by changes in supply and demand. Significant increases in the prices of these resins could have a material adverse effect on the financial condition of the Company.

     Rapidly Changing Technology. The Company is presently in various stages of production, pre-production, development and research with respect to its Safety Cradle(R) sharps containers, ExtreSafe(TM) Lancet Strip, ExtreSafeO medical needle retraction technology, intravenous flow gauge system, blood collection devices, filmless digitized imaging technology and other products. There is no assurance that development of superior competing products and changes in technology will not eliminate the need for the Company's products. The introduction of competing products could adversely affect the Company's attempts to develop and market its products successfully.

     Lack of Market Acceptance. The use of safety medical products, including the Company's products, is relatively new. The Company's products may not be accepted by the market. Market acceptance of the Company's products will depend in large part upon the Company's ability to demonstrate the operational advantages, safety, efficacy, and cost-effectiveness of its products compared to competing products and its ability to distribute through major medical distributors. There can be no assurance that all the Company's products will achieve market acceptance or that major distributors will sell the Company's products.

     Dependence on Continued Research and Development. The ExtreSafeO medical needle withdrawal technology, intravenous flow gauge system, phlebotomy device and filmless digitized imaging technology are still in various stages of development. The Company is also exploring additional applications for all of its products. The continued development of its products and development of additional applications therefore is important to the long-term success of the Company. There can be no assurance that all of such applications or products will be developed or, if developed, that they will be successful.

     Dependence on Patents and Proprietary Rights. The Company's future success depends in part on its ability to protect its intellectual property and maintain the proprietary nature of its technology through a combination of patents and other intellectual property arrangements. There can be no assurance that the protection provided by patents, if issued, will be broad enough to prevent competitors from introducing similar products or that such patents, if challenged, will be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce the Company's patents or defend the Company from infringement suits, would be expensive and, if it occurs, could divert Company resources from other planned uses. Any adverse outcome in such litigation could have a material adverse effect on the Company. Patent applications filed in foreign countries and patents in such countries are subject to laws and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection under U.S. laws and may not be as favorable to the Company. The Company also attempts to protect its proprietary information through the use of confidentiality agreements and by limiting access to its facilities. There can be no assurance that the Company's program of patents, confidentiality agreements and restricted access to its facilities will be sufficient to protect the Company's proprietary technology from competitors.

     Ability to Manage Expanding Operations. The Company intends to pursue a strategy of rapid growth. The Company plans to significantly expand its product lines and to devote substantial resources to operations and research and development support areas, including marketing and administrative services. There can be no assurance that the Company will obtain sufficient manufacturing capacity on favorable terms, attract qualified personnel or successfully manage such expanded operations. The failure to properly manage growth could have a material adverse effect on the Company.

     Potential Inability of the Company to Compete. The Company is engaged in a highly competitive business and will compete directly with firms that have much longer operating histories, substantially greater financial resources and experience, greater size, more substantial research and development and marketing organizations and established distribution channels and that are better situated in the market than the Company. Such competitors may use their economic strength to influence the market to continue to buy their existing products. The Company does not have an established customer base and is likely to encounter a high degree of competition in developing a customer base. One or more of these competitors could use such resources to improve their current products or develop new products that may compete more effectively with the Company's products. New competitors may arise and may develop products which compete with the Company's products. No assurance can be given that the Company will be successful in competing in its business.

     Product Liability. The sale of medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. There can be no assurance that the Company will not be subject to such claims, that any claim will be successfully defended or if the Company is found liable, that the claim will not exceed the limits of the Company's insurance. The Company maintains product liability insurance. There is no assurance that the Company will maintain product liability insurance on acceptable terms in the future. Product liability claims could have a material adverse effect on the Company.

     Adverse Effect of Regulation Relating to Medical Products. Regulation is a significant factor in the development and marketing of the Company's products and in the Company's ongoing manufacturing and research and development activities.

     The Company's Safety Cradle(R) sharps container products are Class II devices under the regulatory structure of the Federal Food, Drug, and Cosmetic Act (the "FD&C Act") which is administered by the United States Food and Drug
Administration ("FDA"). The Company has acquired FDA approval of a 510(k) pre-market clearance submission on its Safety Cradle(R) sharps container which supports its marketing and selling of its Safety Cradle(R) sharps container products subject to ongoing regulatory controls by the FDA. Among other things, the FDA requires adherence to certain "Good Manufacturing Practices" ("GMP") regulations that include validation testing, quality assurance, quality control and documentation procedures. In addition, performance standards could be promulgated by the FDA that the Company's Safety Cradle(R) sharps containers would be required to meet. Failure to meet those standards would require the Company to discontinue the marketing of the product. In addition, future regulations may be imposed which might have a material adverse effect on the Company and/or one or more of its products. Furthermore, since the FDA continually regulates and inspects medical devices and their manufacture, any actual or potential product failure could result in the imposition of administrative and/or judicial sanctions, including product recall, which might have a material adverse effect on the Company.

     In addition to the foregoing, the Occupational Safety and Health Administration ("OSHA") requires, in part, that sharps containers be closeable, disposable, puncture-resistant, leak proof on the sides and bottom, and appropriately labeled. The Company's Safety Cradle(R) sharps containers meet said requirements. Future regulations may be imposed which might have a material adverse effect on the Company and/or one or more of its products.

     The Company's ExtreSafe(TM) Lancet Strip is a Tier I Class I device. No pre-market approval or notification is required before the ExtreSafe(TM) Lancet Strip is sold. The Company must adhere to GMP regulations, however, in connection with its manufacture of the ExtreSafe(TM) Lancet Strip.

     The Company's follow-on products (the ExtreSafeO medical needle withdrawal technology, intravenous flow gauge and other blood collection devices) are still in the development stage. The Company expects its follow-on products to be Class II devices. The Company expects that its follow-on products be eligible for pre-market clearance through the 510(k) notification procedure based upon their substantial equivalence to previously marketed devices. There can be no assurance that the Company will obtain 510(k) pre-market clearance to market its follow-on products, or that the Company's follow-on products will be classified as described above, or that, in order to obtain 510(k) pre-market clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the 510(k) process and wazzu add to the Company's expenses.

     If any of the Company's follow-on products do not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device), the FDA must approve a pre-market approval ("PMA") application before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of clinical studies, and preparing an application is a detailed and time-consuming process. Once a PMA application has been submitted, the FDA's review may be lengthy and may include requests for additional data. By statute and regulation, the FDA may take 180 days to review a PMA application, although such time may be extended. Furthermore, there can be no assurance that a PMA application will be reviewed within 180 days or that a PMA application will be approved by the FDA.

     In March 1995, the FDA issued a draft guidance document on 510(k) notifications for medical devices with sharps injury prevention features, a category that would cover the Company's follow-on products. The draft guidance provisionally placed this category of products into Tier 3 for purposes of 510(k) review, meaning that such products will be subject to the FDA's most comprehensive and rigorous review for 510(k) products. However, review under this classification is expedited. The draft guidance also states that in most cases, FDA will accept, in support of a 510(k) notification, data from tests involving simulated use of such a product by healthcare professionals, although in some cases that agency might require actual clinical data.

     The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's GMP regulation and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and such clearances, if obtained, may include significant limitations on the uses of the follow-on products in question. In addition, changes in existing regulations or guidelines or the adoption of new regulations or guidelines could make regulatory compliance by the Company more difficult in the future. The Venture (defined below) must also meet FDA requirements before marketing the filmless digitized imaging technology. The failure to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

     Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will obtain the approvals necessary to market any of its products outside the United States.

     Uncertainty in the Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care facilities. During the past several years, the health care industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payors are increasingly attempting to contain health care costs by limiting both coverage and reimbursement levels for health care products and procedures. Because the price of the Company's products may exceed the price of conventional products the cost control policies of third party payors, including government agencies, may adversely affect use of the Company's products. The cost associated with the needlesticks, however, exceeds the procurement costs.

     There are numerous proposals to reform the U.S. health care system and health care systems of various states. Many of these proposals seek to increase government involvement in health care, lower reimbursement rates, contain costs and otherwise change the operating environment for the Company's customers. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments in new technology, including the Company's products. The Company cannot predict what impact, if any, such proposals or health care reforms might have on the Company's financial condition and results of its operations.

     Dependence on Key Personnel. The success of the Company depends upon the skills, experience and efforts of its management. Should the services of one or more members of its present management become unavailable to the Company for any reason, the business of the Company could be adversely affected. The Company does not have noncompetition agreements in place with its key personnel.

     Market Volatility. Market prices of securities of medical technology companies are highly volatile from time to time. The market price of the Company's securities may be significantly affected by factors such as the announcement of new product or technical innovations by the Company or its competitors, changes in the regulatory environment, or by other factors that may or may not relate directly to the Company. Sales of substantial amounts of Common Stock (including stock which may be issued upon exercise of warrants and/or Stock Options), or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

     Potential Negative Impact of Earn-Out Shares. John T. Clarke, David A. Robinson and Bradley C. Robinson (collectively, the "Founders"), who are respectively a former Director; the President, Chief Executive Officer, Chairman of the Board and a Director; and a Vice President and Director of the Company, have the opportunity to receive up to an aggregate of 2,000,000 additional shares of common stock (the "Earn-Out Shares"). The Founders have the right to divide the Earn-Out Shares among themselves or their assigns, if earned, based on performance, contributions to the Company and/or other factors relating to the business success of the Company. Any issuance of Earn-Out Shares would be based upon the level of pre-tax consolidated net income, adjusted to exclude any expense arising from the obligation to issue or the issuance of the Earn-Out Shares and any income or expense associated with non-recurring or extraordinary items as determined in accordance with generally accepted accounting principles ("Adjusted PTNI").

     The Company expects that the issuance of Earn-Out Shares will be deemed to be the payment of compensation to the recipients and will result in a charge to the earnings of the Company in the year or years the Earn-Out Shares are earned, in an amount equal to the fair market value of the Earn-Out Shares. This charge to earnings could have a substantial negative impact on the earnings of the Company in the year or years in which the compensation expense is recognized.

     The effect of the charge to earnings associated with the issuance of Earn-Out Shares could place the Company in a net loss position for the relevant year, even though the Adjusted PTNI was at a level requiring the issuance of Earn-Out Shares. Because Earn-Out Shares are issuable based on the results of a single year, the Adjusted PTNI in a particular year could require the issuance of Earn-Out Shares even though the cumulative Adjusted PTNI for the three years 1996, 1997 and 1998, or any combination of those years, could reflect a lower amount of Adjusted PTNI that would not require the Company to issue such Earn-Out Shares or even a loss at the Adjusted PTNI. There is no assurance that years subsequent to the year or years in which Earn-Out Shares are issued will produce the same level of Adjusted PTNI or will be profitable. The management of the Company may have the discretion to accelerate or defer certain transactions that could shift revenue or expense between years or otherwise affect the Adjusted PTNI in any year or years.

     The Company has agreed to file a registration statement under the Securities Act with respect to the Earn-Out Shares, when issued. The issuance of the Earn-Out Shares, or the perception that the issuance of such stock may occur, could adversely affect prevailing market prices for the Common Stock.

     No Dividends. The Company has not paid dividends since its inception and does not intend to pay any dividends in the foreseeable future. No assurance can be given that it will pay dividends at any time. The Company presently intends to retain future earnings, if any, for financing the growth and expansion of the Company.

     Limitations on Director Liability. The Company's Certificate of Incorporation provides, as permitted by governing Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any action or failure to take any action, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company has agreed and its Certificate of Incorporation and Bylaws provide, for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law and has entered into contracts with its directors and officers providing for such indemnification.

     Possible Delisting of Securities from Nasdaq System. Trading of 8,456,153 shares of the Company's Common Stock is currently conducted on the Nasdaq Small-Cap Market System. In order to continue to qualify its Common Stock for quotation on the Nasdaq Small-Cap Market, a company must have, among other things, at least $2,000,000 in total assets, $1,000,000 in capital and surplus and a minimum bid price for its common stock of $1.00 per share. The Company has approximately $2,000,000 in total assets on the date hereof. If the Private Placement is not successful then the Company's total assets are likely to drop below the $2,000,000 threshold and the Company will be subject to delisting. In addition, the listing criteria may change and there is no assurance that the Company will meet new requirements, if any.

     In the event of such delisting, trading, if any, in the Company's securities would be expected to be conducted on the over-the-counter market in what is commonly referred to as the "pink sheets" or the "Electronic Bulletin Board." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. The loss of continued quotation on the Nasdaq System may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.

     No Control Over Market Making. No person is under any obligation to make a market in the Company's Common Stock and any person making a market in the Common Stock may discontinue market making activities at any time without notice. There can be no assurance that an active public market for the Common Stock will continue.

     Anti-Takeover Provisions of Certificate and Bylaws. The Certificate of Incorporation of the Company provides for division of the Board of Directors into three substantially equal classes. One class of directors will be elected at each annual meeting for a three-year term. Amendments to this provision must be approved by a two-thirds vote of all the outstanding stock entitled to vote, and the number of directors may be changed by a majority of the entire Board of Directors or by a two-thirds vote of the outstanding stock entitled to vote. Meetings of the stockholders may be called only by the Board of Directors, the Chief Executive Officer or the President, and stockholder action may not be taken by written consent. These provisions could have the effect of discouraging takeover attempts or delaying or preventing a change of control of the Company.

     Anti-Takeover Effect of the Issuance of Preferred Stock. The Company has an authorized class of 5,000,000 shares of preferred stock which may be issued by its Board of Directors on such terms and with such rights, preferences and designations as the board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company and may be considered disadvantageous by a stockholder. Management of the Company presently does not intend to issue any shares of preferred stock. The preferred stock may, however, be issued at some future date which stock might have substantially more than one vote per share or other provisions designed to deter a change in control of the Company. The issuance of such stock to a limited group of management Stockholders may vest in such persons absolute voting control of the Company, including, among other things, the ability to elect all of the directors, and to control certain matters submitted to a vote of Stockholders and to prevent any change in management despite performance. Also, the shares of preferred stock may have the right to vote upon certain matters as a separate class.

     Joint Venture Risks. In October, 1995, the Company entered into an agreement with a third party to form a joint venture (the "Venture"), in the form of a corporation (Quantum Imaging Corporation) to develop an improved filmless digitized imaging system. To be successful, the Venture needs to raise at least $3,000,000 in financing.No assurance can be given that that the Venture will raise adequate funding, that the Venture's research and development will be successful, that the Company's interest in the Venture will not be reduced or that the system will find profitable acceptance in the marketplace.

     Future Results. This registration statement contains both historical facts and forward-looking statements. Any forward-looking statements involves risks and uncertainties, including but not limited to risk of product demand, market acceptance, economic conditions, competitive products and pricing, difficulties in product development, commercialization, and technology, and other risks. As a result, the Company's actual future operations could differ significantly from those discussed in the forward-looking statements.

                                MATERIAL CHANGES

     At a meeting held on October 12, 1996, the Company's Board of Directors (the "Board") adopted a resolution amending, subject to shareholder approval, the Company's Certificate of Incorporation to authorize the Board to make, alter and repeal the Bylaws of the Company, subject to the power of the stockholders of the Company to alter or repeal any Bylaw whether adopted by them or otherwise. On December 4, 1996, the Corporation's shareholders approved said amendment.

     Thereafter,  the  Board  made the  following  amendments  to the  Company's
Bylaws: (i) Article III Section 4 was amended to provide that special meetings of the stockholders may be called at any time by the Board, the Chairman of the Board, the Chief Executive Officer or the President of the Company, but such special meetings may not be called by any other person or persons; (ii) Article IV Section 1 was amended to expand the authorized number of authorized Board members to nine; and (iii) the Board eliminated Article IX Section 5 which provided that if any salary, commission, bonus, interest, rent, travel or entertainment expense is disallowed in whole or in part as a deductible expense by the Internal Revenue Service, then the employee recipient shall reimburse the Company to the full extent of the disallowance.

     The Company is currently seeking to raise approximately $2,250,000 on a "best efforts", through the offering Units to certain accredited investors for forty-five dollars ($45) per Unit. Each Unit consists of fifteen (15) shares of the Company's $.02 par value common stock and Series C Warrants to purchase three (3) shares of Common Stock at a price of $3.00 per share. The Series C Warrants will be exercisable upon issuance and expire two years from the date of effectiveness of a registration statement under the Securities Act of 1933 (the "Act") covering the resale of the shares of Common Stock underlying the Series C Warrants by the holder, which period shall be extended day-for-day for any time that a prospectus meeting the requirements of the Act is not available. The Company may accelerate the expiration of the Series C Warrants in the event that the average market price of the Company's Common Stock for 10 consecutive trading days exceeds $6.00 per share. In the event that the Company accelerates the expiration of the Series C Warrants, the holders of the Series C Warrants would be permitted to exercise the Series C Warrants during a period of not less than 20 days following notice of such event. Each prospective investor must subscribe for a minimum of 400 Units ($16,000). The Private Placement will be open through March 20, 1997, but such term may be extended for up to 20 days by the Company in its sole discretion.

                                 USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders hereunder, but the Company has agreed to bear certain expenses of registration of such Securities under federal and state securities laws. The Company will receive proceeds when and if the Warrants and Option Stock are exercised.

                           DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.02 par value. All such shares have equal voting rights and are fully paid and non-assessable. Voting rights with respect to the Common Stock are not cumulative. Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and after the satisfaction of all claims by the holders of preferred stock, if any, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor after payment of any dividends to the holders of the Company's preferred stock.

                      PRINCIPAL AND SELLING SECURITYHOLDERS

Principal Securityholders

     The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of March 10, 1997, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company's common stock, (ii) each of the Company's directors,
(iii) each of the Company's Named Executive Officers, and (iv) all directors and executive officers as a group. As of March 10, 1997 the Company had 8,744,153 shares of common stock outstanding.


      Name and Address        Shares Beneficially Owned(2)     Percentage of Shares
   of Beneficial Owner(1)                                       Beneficially Owned                    Position


David A. Robinson(3)                    630,219                           7%             President, Chief Executive
                                                                                         Officer Chairman of the Board and
                                                                                         Director

Bradley C. Robinson(4)                  630,219                           7%             Vice President Operations and
                                                                                         Investor Relations and Director

Gale H. Thorne(5)                       115,000                           1%             Vice President, Product
                                                                                         Development and Director

J. Clark Robinson(6)                    237,000                           3%             Vice President , Chief Financial
                                                                                         Officer, Treasurer, Secretary and
                                                                                         Director

Gary W. Farnes(7)                        70,000                           1%             Director

Robert R. Walker(8)                      83,000                           1%             Director


Executive Officers and                1,765,438                          19%
Directors as a Group (6
Persons)

John T. Clarke(9)                       665,306                           7%
Thatchetts
Camp Road
Gerrards Cross
Buckinghamshire, England

Capital Growth                          938,040                          10%
International(10)
11601 Wilshire Boulevard,
Suite 500
Los Angeles, CA 90025
--------------------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Registrant.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3) Includes 417,719 shares and stock options to purchase 212,500 shares for each of these two persons. Does not include the Earn-Out Shares.

(4) Includes 330,219 shares and stock options to purchase 300,000 shares for each of these two persons. Does not include the Earn-Out Shares.

(5) Includes 18,000 shares, stock options to purchase 57,000 shares and Series A Warrants to purchase 15,000 shares. Also includes 25,000 shares that Mr. Thorne is deemed to beneficially own through a trust.

(6) Includes 90,000 shares, stock options to purchase 75,000 shares. Also includes 45,000 shares and Series A Warrants to purchase 27,000 shares that Mr. Robinson is deemed to beneficially own though a trust.

(7)  Includes 50,000 shares and stock options to purchase 20,000 shares.

(8) Includes stock options to purchase 20,000 shares. Also includes 63,000 shares that Mr. Walker is deemed to beneficially own through a trust.

(9) Includes 163,000 shares, stock option to purchase 300,000 shares and Series A Warrants to purchase 3,000 shares. Also includes 18,000 shares that Mr. Clarke is deemed to beneficially own as a result of their being owned by a controlled entity, 123,465 shares, 18,000 Series A Warrants and 21,841 Series B Warrants owned by his spouse, and 18,000 shares owned by a minor child, which he is deemed to beneficially own. Does not include the Earn-Out Shares.

(10) Includes 918,040 Series B Warrants and stock options to purchase 20,000 shares of Common Stock.

     The Registrant is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Registrant.

Selling Securityholders

     The following table provides the names of and number of shares of Common Stock offered for sale by each Selling Securityholder. The Selling Securityholders may sell all, some or none of their shares of Common Stock. The following entries to the table represent, respectively, the total number of shares which each stockholder may sell pursuant to the registration statement. Assuming that all of the stock offered hereby is sold, no Selling Securityholder would own more than 1% of the outstanding common stock of the Company. See also "Principal Securityholders."

     The shares of Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below. Unless otherwise noted, no Selling Securityholder is an executive officer of the Company.


                                                                 Percentage of                             Stock Underlying
                                                               Common Stock Owned                         Warrants and Stock
                                          Stock Owned as of     Before Offering        Stock Offered       Options Offered
                Name(1)                    March 10, 1997                                 Hereby                Hereby
                -------                    --------------                                 ------                ------

A/S Kapitalutvikling                                                     *                                        6,000
Magne F. Aaby                                   50,000                  1%                 50,000                30,000
AHM Eiendoms AS                                 10,000                   *                 10,000                 6,000
Celia Allsop                                     5,000                   *                  5,000                 3,000
Alpine Securities Corporation                                           1%                                       50,000
John G. Argitis                                 10,000                   *                 10,000                 6,000
Arimo Corporation                                5,000                   *                  5,000                 3,000
Dennis & Marilyn Astrella                        5,000                   *                  5,000                 3,000
Caroline Bandlien                               38,250                   *                 38,250
Charlotte Bandlien                              38,250                   *                 38,250
Einar H. Bandlien                              203,000                  3%                203,000                30,000

                                       12

Karl Bandlien                                    9,000                   *                  9,000
Banyan Investment Company, LC                                           1%                                       77,720
Beatrice Barnett                                                         *                                        3,000
Gary Barnett                                     5,000                   *                  5,000                 6,000
Josef A. Bauer                                                           *                                       30,000
Dennis Malcolm Baylin                                                    *                                        7,500
Michael Roy Bichan                              34,497                   *                 34,497
Susie Elizabeth Bichan                           9,000                   *                  9,000
Stewart & Debbie Blake                                                   *                                        9,000
BO Shipping AS                                   6,250                 1%*                  6,250               109,500
Bostar A.S.                                                              *                                       30,000
Boyd Financial Corp.                            71,186                  1%                 71,186
Harvey R. Brice BSCC M/P Plan A/C               10,000                   *                 10,000                 9,000
     #13-3604093
Butler Investments Ltd.                        147,000                  3%                137,000                97,200
Cameo Trust Corp. Limited                                                *                                       10,800
The Canada Trust Company                        10,000                   *                 10,000                 6,000
Capital Growth International                                           10%                                      938,040
Lisa Natalie Caplan                                                      *                                          600
Gregory W. Carlisle                              5,000                   *                  5,000                 3,000
M.J. Carter                                     10,000                   *                 10,000                 6,000
Cartwright Holdings, Inc.                                               1%                                      110,494
Castle Rock Land & Livestock, L.C.               5,000                   *                  5,000                 3,000
Central Investments Limited                                              *                                       30,000
Charles Chamberlain                              5,000                   *                  5,000                 3,000
Louise Chamberlain                               5,000                   *                  5,000                 3,000
Chesham Consultants Ltd                         18,000                   *                 18,000
Cristofer Clarke                                18,000                   *                 18,000
John T. Clarke (2)                             163,000                  5%                 73,000               303,000
Gail Victoria Clarke                            68,362                  1%                 68,362                39,841
Michelle M.G. Clarke                            44,000                  1%                 44,000                 7,500
Thomas Clarke                                   70,803                  1%                 70,803
Willaim F. Coffin                                                        *                                        5,280
Robert E. Colby Jr.                             60,500                  1%                 60,500                34,500
Corner Bank Ltd.                                30,000                  1%                 30,000                51,000
Martin & Susan Cox                               2,600                   *                  2,600
Credit Suisse (Guernesy) Limited                                         *                                       39,000
Karen Davis                                                              *                                        2,000
Demachy Worms & Co. International Ltd.                                  1%                                       75,000
John Dillaway                                                            *                                        3,000
Edgeport Nominees Limited                      356,500                  5%                356,500                51,950
Egger & Co.                                                             2%                                      151,500
Eurocapital Ltd                                                          *                                       23,100
Failor Family Trust                             45,000                  1%                 45,000
Anders Farestveit                               50,000                  3%                 50,000               180,000
Farnes, Gary c/f Trent Farnes                    1,000                   *                  1,000
Gary Farnes c/f Trevor Farnes                    1,000                   *                  1,000
Gary Wm. Farnes (2)                             41,000                  1%                 41,000                50,000
Tami Farnes                                      1,000                   *                  1,000
Tara Farnes                                      1,000                   *                  1,000
Timothy L. Farnes                                6,100                   *                  6,100                21,500
Tyler Farnes                                     2,500                   *                  2,500                 1,500
M, Farrel                                       32,000                   *                 32,000                 3,000
Alan Field                                      25,000                   *                 25,000                15,000
Alan & Susan Field                              22,500                   *                 22,500
David Floor                                      5,000                   *                  5,000                 3,000
Fred C. Follmer                                                          *                                        6,000
Elaine Foster                                   22,500                   *                 22,500
Nigel Foster                                   135,000                  2%                135,000
Deborah May Fowler                               2,250                   *                  2,250
Richard Fowler                                   2,250                   *                  2,250
Freed Investment Company                        10,000                   *                 10,000                 6,000
David L. Freed Family Trust                      5,000                   *                  5,000                 3,000
David W. Freed                                  10,000                   *                 10,000                 6,000
John & Karen Freed                              10,000                   *                 10,000                 6,000

                                       13

Paul L. Freed                                    5,000                   *                  5,000                 3,000
Peter Q. Freed                                  10,000                   *                 10,000                 6,000
Robert E. Freed Family Trust                    10,000                   *                 10,000                 6,000
Jack Freidman                                   25,000                   *                 25,000                15,000
G-Men, Inc.                                     20,000                   *                 20,000                12,000
Galway Capital Limited                         180,000                  2%                180,000
Genevalor Trusteeship & Management             190,214                  5%                190,214               210,000
     Corp.
Jeremy A. Gilbert                                5,000                   *                  5,000                 3,000
Paul  Glass                                                              *                                        4,500
Judy Goodstein                                   9,800                   *                  9,800
John J. Gottsman                                                         *                                       15,000
Gillian Margaret Gray                           25,000                   *                 25,000                15,000
Michael John Gray                               25,000                   *                 25,000                15,000
Susan Greenberg                                  5,000                   *                  5,000                 6,000
Tad Gygi                                         9,000                   *                  9,000
Arnfin Haavik                                  123,000                  1%                123,000
Turid Nordal Haavik                             18,000                   *                 18,000                 9,000
Gail Healey                                     55,103                  1%                 55,103
Kevin Healey                                                                                                      1,000
Pearl Healey                                                                                                      1,000
Timothy Healey                                                                                                    1,000
John & Lenore Heckler                            3,500                   *                  3,500                 3,000
Arne Hellesto                                                            *                                       30,000
Tom Henriksen                                                            *                                        3,000
Heptagon Investments Ltd.                                                *                                       15,000
Daniel M. Herscher, Trustee, Daniel M.           5,000                   *                  5,000                 3,000
     Herscher, Esq., Retirement Plan
     Trust
Hill Oldridge Ltd. Pension Fund                  8,500                   *                  8,500
Julian Hill                                      3,600                   *                  3,600
Hollis Holding A/S                               8,000                   *                  8,000                 6,000
Nils Otto Holmen                                25,000                   *                 25,000                15,000
Simen Horne                                     10,000                   *                 10,000                 6,000
Charlotte Horowitz                               5,000                   *                  5,000                 9,000
Charlotte Horowitz IRA                          10,000                                     10,000
Svein Huse                                      50,000                  1%                 50,000                30,000
Hutton International SA                         50,000                  1%                 50,000                30,000
Intl. Asso. of Christian Prof.                  45,000                  1%                 45,000
George Anthony Jackson                          22,500                   *                 22,500
Mary Jackson                                    22,500                   *                 22,500
Michael S. Jacobs                                5,300                   *                  5,300                 7,500
Allan D. Jacobson IRA                           12,500                   *                 12,500                 7,500
Lenard E. Jacobson, M.D.                                                 *                                        9,000
Fiona Samantha Jane                                                      *                                        3,500
Jennings Asset Group III                                                 *                                        7,500
Steinar Schei Johansen                          13,500                   *                 13,500
Svein E. Johansen                              109,000                  1%                109,000                 6,000
Torgeir Schei Johansen                          13,500                   *                 13,500
Maria Elizabeth Jones                                                    *                                        1,000
Margaret Joseph                                 12,600                   *                 12,600
Ted Kaminer & Hillary Kahn Jtnros                2,000                   *                  2,000                 3,000
Mark E. Karp                                     9,000                   *                  9,000
Kaufman & Leinberger Investments, Inc.           5,000                   *                  5,000                 3,000
Inga Jane Kempton                                9,000                   *                  9,000
Vance Kirby                                     15,000                   *                 15,000                 9,000
Ronald B. Koenig                                                         *                                        7,500
Pierre & Francoise Lambert                                               *                                        6,000
Andrew Paul Lampert                             10,000                   *                 10,000                 6,000
Barbara C. Langham                               2,000                   *                  2,000                 3,000
Charles J. Charlayne E. Lasky                   10,000                   *                 10,000                 6,000
Legal and Equitable Pension Fund                                         *                                        9,000
J. Matt Lepo                                     5,000                   *                  5,000                 3,000
Dr. J. K. Lewinsohn                             43,143                  1%                 43,143
M.R. Lewinsohn                                 120,500                  3%                120,500               150,000
Claus Lian                                      25,000                   *                 25,000                15,000
Rabbe E. Lund                                   42,700                  1%                 42,700                30,000

                                       14

Mamimu Ltd.                                                              *                                        7,500
K Mason                                          8,000                   *                  8,000
Joseph & Lillian Matulich                        2,500                   *                  2,500                 1,500
Albert Maturo & Josephine Maturo                 5,000                   *                  5,000
Chris Maturo                                                             *                                        3,000
Metropolitan Finance Limited                    53,000                  1%                 53,000                15,000
Eugene J. Meyers                                                         *                                        7,500
Neil P. Micklethwaire                           15,000                   *                 15,000                 9,000
George H. Miller                                 7,000                   *                  7,000                 3,000
Peter Mills                                                              *                                        9,000
Wenche Moe                                      15,000                   *                 15,000                 9,000
Marie-Pascale Molema                            23,000                   *                 23,000                15,000
Michael & Nancy Morris                                                   *                                        1,563
Tracy Moss                                      24,000                   *                 24,000                12,000
Joe & Sandra Motzkin                             6,000                   *                  6,000                 7,500
Nap Enterprises Limited                         32,357                   *                 32,357
Napier Brown Holdings Ltd.                                              1%                                       45,000
Nancy and Clyde Needham                         11,500                   *                 11,500                 1,500
Mark Nelson                                                                                                      20,000
Anne & Harry Newman                             10,000                   *                 10,000                 6,000
Norman Assurance AS                            182,500                  2%                182,500
Harald Norman                                                           2%                                      217,500
Oistein Nyberg                                                           *                                        9,000
Joan O'Gorman                                   13,500                   *                 13,500
Sigurd Olsvold                                   5,000                   *                  5,000                 3,000
Oral & Maxillofacial Surgical                   96,333                  1%                 96,333
     Association
Bonita Michelle Overlander                      11,700                   *                 11,700
Clive Overlander                                16,700                   *                 16,700                 3,000
Carolyn Owen                                     2,500                   *                  2,500                 1,500
Owen, Charles V.                                 2,500                   *                  2,500                31,500
Raymond H. Owen                                  5,000                   *                  5,000                 3,000
Perwick Holdings Limted                                                 1%                                      115,024
Morten Poulsson                                 25,000                   *                 25,000                15,000
PQF Investments                                  5,000                   *                  5,000                 3,000
Prime Grieb & Co., Limited                                               *                                        5,100
Prodeco Capital Corporation                    150,000                  3%                150,000                90,000
Elizabeth Diane Pummell                          2,500                   *                  2,500                 1,500
Martyn James Pummell                            25,000                   *                 25,000                15,000
Derek Reddin-Clancy                              7,200                   *                  7,200
Mary-Pat Reddin-Clancy                          10,800                   *                 10,800
David A. Rees                                   20,000                   *                 20,000                15,000
John E. Reihl                                    5,000                   *                  5,000                 3,000
Lawrence Reineke                                                        1%                                       50,000
Republic National Bank                                                   *                                       27,000
Devin Rhoton                                                             *                                        3,000
John Laurence Richardson                         5,000                   *                  5,000
Patrick George Ridgwell                         10,000                   *                 10,000                30,000
Andrew Kent Robertson                                                    *                                       30,000
Brad Robinson(2)                               330,219                  7%                240,219               300,000
David Robinson(2)                              417,719                  7%                327,719               212,500
J. Clark Robinson(2)                            90,000                  2%                 90,000                75,000
J. Clark Robinson, Trustee Robinson             45,000                  1%                 45,000                27,000
     Family Trust(2)
Steffanie Robinson                                                       *                                       10,000
Stephen L. Robinson                             12,500                   *                 12,500                 7,500
Charles & Marilyn Roellig                        5,000                   *                  5,000                 3,000
Josephine F. Rose Family Trust                   5,000                   *                  5,000                 3,000
Ruth W. Rose                                       900                   *                    900
Gerald Rosen                                     7,500                   *                  7,500                 4,500
Brian Stuart Roth                               42,300                  1%                 42,300                 4,500
Brian Stuart Roth in Trust 1 FBO Laura           8,000                   *                  8,000
     Jane Roth
Brian Stuart Roth in Trust 2 FBO Lucie           8,000                   *                  8,000
     Claire Roth
Nicholas Leigh Roth                             11,500                   *                 11,500

                                       15

Nigel James Roth                                11,500                   *                 11,500
Suzan Irene Roth                                48,550                  1%                 48,550                 3,750
Michel Roy                                       5,000                   *                  5,000                 3,000
Cheryl Lynn Rubin                               32,000                   *                 32,000                 3,000
Pierre Rudman                                                            *                                        3,063
Allan Rudnick IRA Rollover                                               *                                        6,000
S.P. Angel Nominees                             22,500                 1%*                 12,500                87,500
Saracen Int. Inc.                                                        *                                       15,000
Barry A. Saunders                               27,000                   *                 27,000
Skull Valley Company, Ltd.                      10,000                   *                 10,000                 6,000
Lynette Small                                    5,000                   *                  5,000
Karen Elizabeth Smith                          119,500                  2%                119,500                20,000
Phillip Smith                                    9,000                   *                  9,000
Fred Snitzer                                                             *                                        9,000
Snowboard Stiftung                                                       *                                       30,000
Robert & Claudia Sorrentino                     18,667                   *                 18,667
Spellord, Inc.                                                           *                                       15,000
Standard Acre SA                                                         *                                        3,125
Marla Stegen                                                             *                                        4,000
Brian Sutherland                                                        1%                                       50,000
Svien Erik Stiansen                             25,000                   *                 25,000                15,000
Torill Stiansen                                  9,000                   *                  9,000
Stolzoff Family Trust                           30,000                  1%                 30,000                30,000
Gary Stolzoff                                   12,500                   *                 12,500                 7,500
Gary Stout                                                               *                                       15,000
Karl Sivert Sunde                               10,000                   *                 10,000                 6,000
Swiss American Sec., Ltd                        71,000                  1%                 45,000
The Chase Manhattan Bank NA                      7,500                   *                  7,500
The First National Bank of Chicago                                       *
The Joseph Accumulation & Maintenance            9,000                   *                  9,000
     Settlement
Bruce W. Thorne                                    900                   *                    900
Craig N. Thorne                                    900                   *                    900
David L. Thorne                                  5,900                  1%                  5,900                38,000
Gale H. Throne, Trustee of Gale H.              25,000                   *                 25,000
     Throne Trust(2)
Gale H. Thorne (2)                              18,000                  2%                 18,000               130,000
Gale H. Thorne, Jr.                              5,900                   *                  5,900                33,000
Kendall P. Thorne                                  900                   *                    900
Michael L. Thorne                                  900                   *                    900
Steven D. Thorne                                   900                   *                    900
Leslie Thorne                                   10,000                   *                 10,000                 6,000
Olve Torvanger                                 126,000                  1%                126,000
Richard Trew                                    19,800                   *                 11,800
Nils N. Trulsvik                               112,500                  1%                112,500                 4,500
Michael Vanderhoof                               5,000                   *                  5,000                 3,000
Vital Milj AS                                                          2%*                                      172,600
Vineyard Point Road Assoc.                      25,000                   *                 25,000                15,000
Robert R. Walker(2)                                                      *                                       50,000
Robert R. Walker, Gen. Partner of               63,000                  1%                 63,000
     Robert R. Walker Investment LTD
     Partnership(2)
Sidsel O.Walker                                 16,500                   *                 16,500                 4,500
Steve Wallitt                                                            *                                        3,000
Jill Washburn                                                            *                                        5,000
Allan Weissglass                                20,000                   *                 20,000                15,000
Joel S. Weissglass                              20,000                   *                 20,000                12,000
Anthony Neal Wenham                              4,500                   *                  4,500
David John Wenham                               23,000                   *                 23,000                 3,000
James Robert Wenham                              4,500                   *                  4,500
Valerie Ann Wenham                              23,000                   *                 23,000                 3,000
Lago Wernstedt                                  20,000                   *                 20,000                12,000
Ann Marie Whiting                                5,400                   *                  5,400
Audrey Doreen Whiting                            5,400                   *                  5,400
John Wilkinson                                  28,500                   *                 28,500
Joseph A. Wilkinson                                                      *                                        6,000

                                       16

Kathryn Wilson                                   4,500                   *                  4,500
David & Susan Wilstein, Trustees of                                      *                                       15,000
     Century Trust
Roy Vincent Wright                              15,000                   *                 15,000                 9,000
Jim Yardley                                      4,000                   *                  4,000
Totals                                       6,301,603                                  5,959,603             5,845,205

* Less than 1% (rounded to the nearest percentage)
---------------
(1) For purposes of this table, ownership with respect to a Securityholder does not include shares of Common Stock beneficially owned but held by other persons shown in this table.
(2) Indicates employee or director of the Company or of SHP during the past three years.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the Over-the-Counter market or on Nasdaq on terms to be determined at the time of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Securityholders may from time to time offer shares of Common Stock offered hereby to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of normal brokerage commissions, may be paid by the Selling Securityholders and/or purchasers of the shares of Common Stock offered hereby for whom such underwriters, dealers or agents may act. The Selling Securityholders and any dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of such shares of Common Stock offered hereunder by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Securityholders from sales of the Securities offered by the Selling Securityholders hereby will be the purchase price of the Securities less any broker's commissions.

     The Common Stock issuable upon exercise of the Warrants and Stock Options and offered hereby will be issued by the Company to holders of Warrants and Stock Options from time to time pursuant to exercise of such Warrants and Stock Options in accordance with the terms thereof.

     The Company anticipates keeping this Registration Statement current until all of the Securities are sold or effectively become freely tradable. The Company may from time to time notify the Selling Security holders that the Registration Statement is not current and that as sales of the Securities may not occur until the Prospectus is supplemented by sticker or amendment, as is appropriate.

     To the extent required, the specific Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

     The Securities offered hereby may be sold from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of such sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain cases Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution. In addition, without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Securities by Selling Securityholders.

     The Company has agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

=====================================      =====================================

     No dealer, sales representative,
or   any   other   person   has  been
authorized to give any information or
to   make   any   representations  in
connection  with  this offering other
than   those   contained   in    this
Prospectus,  and  if  given  or made,
such  information  or  representation
must  not  be  relied  upon as having
been authorized by the Company or any
of the Selling Securityholders.  This        11,804,853 Shares of Common Stock
Prospectus  does  not  constitute  an
offer to sell or a solicitation of an
offer  to  buy  any  securities other
than  the   securities  to  which  it
relates;  not  does  it constitute an
offer  to  sell, or a solicitation of
an  offer  to   buy,   any   of   the
securities covered by this Prospectus              SPECIALIZED HEALTH
by  the Company or any of the Selling            PRODUCTS INTERNATIONAL,
Securityholders in any  state  to any                     INC.
person to whom it is unlawful for the
Company     of       the      Selling
Securityholders to make such offer or
solicitation. Neither the delivery of
this  Prospectus  nor  any  sale made
hereunder     shall,     under    any
circumstances,  create an implication
that  there has been no change in the
affairs  of  the   Company   or  that                _____________
information   contained   herein   is                 PROSPECTUS
correct as of any time  subsequent to                -------------
the date hereof.

        ----------------------

          TABLE OF CONTENTS

                                 Page

Available Information............. 2
Incorporation of Certain
     Documents By Reference....... 2
Prospectus Summary................ 3
The Company....................... 3
The Offering...................... 3
Risk Factors...................... 4
Material Changes.................. 10
Use of Proceeds................... 10
Description of Securities......... 10
Principal And Selling
     Securityholders.............. 11
Plan of Distribution.............. 17
                                               ----------------------------
        ---------------------
                                                     __________ , 19__

=====================================      =====================================
=====================================      =====================================

=====================================      =====================================

                                    PART II


Item 14.  Other Expenses of Issuance and Distribution.

     Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common
Stock:

      Securities and Exchange Commission registration fee............. $10,660
      NASDAQ listing fee..............................................       0
      Blue Sky fees and expenses......................................       0
      Printing expenses...............................................   3,000
      Legal fees and expenses.........................................  15,000
      Accounting fees and expenses....................................   1,500
      Transfer Agent fees.............................................   2,000
      Miscellaneous...................................................   3,000
                                                             ===================
           Total...................................................... $35,160
                                                             ===================
     ---------------

The Selling Securityholders will pay all applicable stock transfer taxes, transfer fees and related fees and expenses.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify its directors, officers, employees and agents, subject to certain conditions and limitations. Article Ninth of the Company's Restated Certificate of Incorporation states:

         To the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article NINTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article NINTH.

     Article XI of the Company's Bylaws requires the Company to indemnify officers, employees and agents (collectively "Agents") to the full extent permitted by the DGCL. The Company has also entered into Indemnity Agreements with its officers pursuant to which the Company has agreed to indemnify them. The Indemnity Agreements require payment of any amount which an indemnitee is legally obligated to pay because of claims relating to his or her service as an officer, although in many circumstances such indemnification would be discretionary. The Indemnity Agreements also provide that the Company will have the burden of proving that the applicable standard of conduct has not been met. However, Company is not obligated to make any payment prohibited by law or to pay where payment is made to an indemnitee under an insurance policy or otherwise.

     The Company's Bylaws, together with the Indemnity Agreements, expand the Company's indemnity obligations to the full extent permitted by law. While
Delaware law contemplates some expansion of indemnification beyond what is specifically authorized by the DGCL, the courts have not yet established the boundaries of permissible indemnification.

     The Company and its directors and officers are also covered by liability insurance coverage.

Item 16. Exhibits.

     (a) Exhibits.

         The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

                                      11-1

           Exhibit No.                  Description                         Page

             4.1   Form of Series A Warrant (Incorporated by reference to
                   Exhibit 4.1 of the Company's Annual Report on Form 10-K, dated December 31, 1995.)

             4.2   Form of Series B Warrant (Incorporated by reference to
                   Exhibit 4.2 of the Company's Annual Report on Form 10-K, dated December 31, 1995.)

             5.1*  Opinion of Blackburn & Stoll, LC

             23.1* Consent of KPMG Peat Marwick LLP, Independent Certified
                   Public Accountants

             23.2  Consent of Blackburn & Stoll, LC (included in Exhibit
                   5.1 hereto)

             24.1 Powers of Attorney (included in Part II of this Registration Statement)

         * To be filed by amendment.
         ---------------

         (b)  Financial Statement Schedules.

              None.


     Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain aggregate unsold at the termination of the offering.

                                      11-2

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by ss.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

================================================================================

================================================================================

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bountiful, State of Utah, on March 17, 1997.


                       SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.:



                       By /s/ David A. Robinson
                       David A. Robinson, President, Chief Executive Officer and Director

     We the undersigned, directors and officers of Specialized Health Products International, Inc. (the "Company"), do hereby severally constitute and appoint David A. Robinson and Bradley C. Robinson, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                Signature                                             Title                                      Date


      /s/ Bradley C. Robinson              Director and Vice President                                   March 17, 1997
-------------------------------------
Bradley C. Robinson


     /s/ J. Clark Robinson                 Director, Vice President, Chief Financial Officer and         March 17, 1997
---------------------------------------
J. Clark Robinson                          Secretary  (Principal Financial and Accounting Officer)


     /s/ Gale H. Thorne                    Director and Vice President                                   March 17, 1997
---------------------------------------

Gale H. Thorne



     /s/ Gary W. Farnes                    Director                                                      March 17, 1997
---------------------------------------
Gary W. Farnes


     /s/ Robert R. Walker                  Director                                                      March 17, 1997
---------------------------------------

Robert R. Walker


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 ---------------




                                    EXHIBITS

                                       to

                         FORM S-3 REGISTRATION STATEMENT


                        Under the Securities Act of 1933



                                 ---------------



                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

Exhibits.

         The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.
         .
           Exhibit No.               Description                            Page

             4.1   Form of Series A Warrant (Incorporated by reference to
                   Exhibit 4.1 of the Company's Annual Report on Form 10-K, dated December 31, 1995.)

             4.2   Form of Series B Warrant (Incorporated by reference to
                   Exhibit 4.2 of the Company's Annual Report on Form 10-K, dated December 31, 1995.)

             5.1*  Opinion of Blackburn & Stoll, LC

             23.1* Consent of KPMG Peat Marwick LLP, Independent Certified
                   Public Accountants

             23.2  Consent of Blackburn & Stoll, LC (included in Exhibit
                   5.1 hereto)

             24.1 Powers of Attorney (included in Part II of this Registration Statement)

         * To be filed by amendment.
         ---------------